FOR IMMEDIATE RELEASE

Exhibit 99.1
November 14, 2024
THE WALT DISNEY COMPANY REPORTS
FOURTH QUARTER AND FULL YEAR EARNINGS FOR FISCAL 2024
BURBANK, Calif. – The Walt Disney Company today reported earnings for its fourth quarter and full year ended September 28, 2024.
Financial Results for the Quarter and Full Year:
•Revenues increased 6% for Q4 to $22.6 billion from $21.2 billion in the prior-year quarter, and 3% for the year to $91.4 billion from $88.9 billion in the prior year.
•Income before income taxes declined 6% to $0.9 billion in Q4 from $1.0 billion in the prior-year quarter and increased 59% for the year to $7.6 billion from $4.8 billion in the prior year.
•Diluted earnings per share (EPS) for Q4 increased 79% to $0.25 from $0.14 in the prior-year quarter, and for the year more than doubled to $2.72 from $1.29 in the prior year.
Key Points:
•We achieved strong 23% growth in total segment operating income(1) for Q4 and 21% for the year, and 39% growth in adjusted EPS(1) to $1.14 from $0.82 for Q4 and 32% to $4.97 from $3.76 for the year.
•Entertainment segment operating income improved significantly, to $1.1 billion, up $0.8 billion in Q4 versus the prior-year quarter.
•Entertainment DTC delivered 14% ad revenue growth in Q4, contributing to $253 million in operating income, and our combined DTC streaming businesses improved their profitability in Q4, with operating income(1) of $321 million.
•We ended the quarter with 174 million Disney+ Core and Hulu subscriptions, and more than 120 million Disney+ Core paid subscribers, an increase of 4.4 million over the prior quarter.
•Pixar’s Inside Out 2 and Marvel’s Deadpool & Wolverine broke numerous box office records and helped drive $316 million in operating income at Content Sales/Licensing and Other in Q4.
•Sports segment operating income was $0.9 billion, a decline of $0.1 billion compared to the prior-year quarter. Domestic ESPN advertising revenue in Q4 grew 7% versus the prior-year quarter.
•The Experiences segment had record revenue and operating income for the full year. In Q4, Experiences revenue increased $0.1 billion, or 1%, and operating income of $1.7 billion was a decline of $0.1 billion, or 6% compared to the prior-year quarter. Domestic Parks & Experiences operating income increased in Q4, on comparable attendance to the prior-year quarter, driven by higher guest spending, partially offset by higher expenses and costs related to new guest offerings driven by Disney Cruise Line. International Parks & Experiences operating income declined in Q4.
(1) Diluted EPS excluding certain items (also referred to as adjusted EPS), total segment operating income and DTC streaming businesses operating income are non-GAAP financial measures. The most comparable GAAP measures are diluted EPS, income before income taxes and segment operating income for the Entertainment segment and Sports segment, respectively. See the discussion on pages 18 through 22 for how we define and calculate these measures and a quantitative reconciliation thereof to the most directly comparable GAAP measures.

Guidance and Outlook:
•We are confident in the long-term prospects for the business and believe we are well positioned for growth.
•Fiscal 2025:
◦High-single digit adjusted EPS(1) growth compared to fiscal 2024
◦Approximately $15 billion in cash provided by operations
◦Approximately $8 billion of capital expenditures
◦Target dividend growth that tracks our earnings growth
◦Targeting $3 billion in stock repurchases
◦Entertainment: Double digit percentage segment operating income growth compared to fiscal 2024, weighted to the first half of the year
▪Entertainment DTC operating income increase of approximately $875 million versus fiscal 2024, which includes a comparison to an adverse impact of our India DTC business of approximately $200 million on fiscal 2024 Entertainment DTC results
▪Modest decline in Q1 Disney+ Core subscribers versus Q4
▪Q1 Content Sales/Licensing and Other operating income relatively in-line with Q4
◦Sports: 13% segment operating income growth compared to fiscal 2024 on a reported basis. Adjusting for the impact of our India business on Sports’ fiscal 2024 results, operating income is expected to decrease approximately 10%
◦Experiences: 6% to 8% segment operating income growth compared to fiscal 2024, weighted to the second half of the year
▪Q1 operating income adversely impacted by approximately $130 million due to Hurricanes Helene and Milton and approximately $90 million due to Disney Cruise Line pre-launch costs
•Fiscal 2026(2):
◦Double digit adjusted EPS(1) growth
◦Double digit growth in cash provided by operations
◦When comparing to our fiscal 2025 guide, we expect:
▪Entertainment: Double digit percentage segment operating income growth; 10% operating margin for our Entertainment SVOD DTC businesses (excluding our Hulu Live DMVPD service)(1)
▪Sports: Low single digit percentage segment operating income growth
▪Experiences: High single digit percentage segment operating income growth
•Fiscal 2027:
◦Double digit adjusted EPS(1) growth

(1) Diluted EPS excluding certain items (also referred to as adjusted EPS) is a non-GAAP financial measure. Operating margin for Entertainment SVOD DTC businesses (excluding our Hulu Live DMVPD service) is calculated as operating income divided by revenue. Operating income for Entertainment SVOD DTC businesses (excluding our Hulu Live DMVPD service) is a non-GAAP financial measure. The most comparable GAAP measures to these non-GAAP measures are diluted EPS and Entertainment segment operating income, respectively. See the discussion on pages 18 through 22 for how we define and calculate these measures and why the Company is not providing forward-looking quantitative reconciliations of diluted EPS excluding certain items and operating income (and related margin) for our Entertainment SVOD DTC businesses (excluding our Hulu Live DMVPD service) to the most comparable GAAP measures.
(2) Fiscal 2026 includes a 53rd week and these segment operating income growth rates exclude the expected benefit of the extra week.

Message From Our CEO:
“This was a pivotal and successful year for The Walt Disney Company, and thanks to the significant progress we’ve made, we have emerged from a period of considerable challenges and disruption well positioned for growth and optimistic about our future,” said Robert A. Iger, Chief Executive Officer, The Walt Disney Company. “Our solid performance in the fiscal fourth quarter reflected the success of our strategic efforts to improve quality, innovation, efficiency, and value creation. In Q4 we saw one of the best quarters in the history of our film studio, improved profitability in our streaming businesses, a record-breaking 60 Emmy Awards for the company, the continued power of live sports, and the unveiling of an impressive collection of new projects coming to our Experiences segment. As a result of our strategies and our focus on managing our businesses for both the near- and long-term, we are differentiating ourselves from traditional competitors, leveraging the deepest and broadest set of entertainment assets in the industry to drive attractive returns and further advance our goals.”

SUMMARIZED FINANCIAL RESULTS
The following table summarizes fourth quarter and full year results for fiscal 2024 and 2023:

	Quarter Ended			Year Ended
($ in millions, except per share amounts)	Sept. 28, 2024	Sept. 30, 2023	Change	Sept. 28, 2024	Sept. 30, 2023	Change
Revenues	$22,574	$21,241	6%	$91,361	$88,898	3%
Income before income taxes	$948	$1,007	(6) %	$7,569	$4,769	59%
Total segment operating income(1)	$3,655	$2,976	23%	$15,601	$12,863	21%
Diluted EPS	$0.25	$0.14	79%	$2.72	$1.29	>100%
Diluted EPS excluding certain items(1)	$1.14	$0.82	39%	$4.97	$3.76	32%
Cash provided by operations	$5,518	$4,802	15%	$13,971	$9,866	42%
Free cash flow(1)	$4,029	$3,428	18%	$8,559	$4,897	75%
(1)Total segment operating income, diluted EPS excluding certain items and free cash flow are non-GAAP financial measures. The most comparable GAAP measures are income before income taxes, diluted EPS and cash provided by operations, respectively. See the discussion on pages 18 through 22 for how we define and calculate these measures and a reconciliation thereof to the most directly comparable GAAP measures.
SUMMARIZED SEGMENT FINANCIAL RESULTS
The following table summarizes fourth quarter and full year segment revenue and operating income for fiscal 2024 and 2023:

	Quarter Ended			Year Ended
($ in millions)	Sept. 28, 2024	Sept. 30, 2023	Change	Sept. 28, 2024	Sept. 30, 2023	Change
Revenues:
Entertainment	$10,829	$9,524	14%	$41,186	$40,635	1%
Sports	3,914	3,910	— %	17,619	17,111	3%
Experiences	8,240	8,160	1%	34,151	32,549	5%
Eliminations(2)	(409)	(353)	(16) %	(1,595)	(1,397)	(14) %
Total revenues	$22,574	$21,241	6%	$91,361	$88,898	3%
Segment operating income:
Entertainment	$1,067	$236	>100%	$3,923	$1,444	>100%
Sports	929	981	(5) %	2,406	2,465	(2) %
Experiences	1,659	1,759	(6) %	9,272	8,954	4%
Total segment operating income(1)	$3,655	$2,976	23%	$15,601	$12,863	21%
(1)Total segment operating income is a non-GAAP financial measure. The most comparable GAAP measure is income before income taxes. See the discussion on pages 18 through 22.
(2)Reflects fees paid by Hulu to ESPN and the Entertainment linear networks business for the right to air their networks on Hulu Live and fees paid by ABC Network and Disney+ to ESPN to program certain sports content on ABC Network and Disney+.

DISCUSSION OF FOURTH QUARTER SEGMENT RESULTS
Entertainment
Revenue and operating income for the Entertainment segment are as follows:

	Quarter Ended		Change	Year Ended
($ in millions)	Sept. 28, 2024	Sept. 30, 2023		Sept. 28, 2024	Sept. 30, 2023	Change
Revenues:
Linear Networks	$2,461	$2,628	(6) %	$10,692	$11,701	(9) %
Direct-to-Consumer	5,783	5,036	15%	22,776	19,886	15%
Content Sales/Licensing and Other	2,585	1,860	39%	7,718	9,048	(15) %
	$10,829	$9,524	14%	$41,186	$40,635	1%
Operating income (loss):
Linear Networks	$498	$805	(38) %	$3,452	$4,119	(16) %
Direct-to-Consumer	253	(420)	nm	143	(2,496)	nm
Content Sales/Licensing and Other	316	(149)	nm	328	(179)	nm
	$1,067	$236	>100%	$3,923	$1,444	>100%
The increase in Entertainment operating income in the current quarter compared to the prior-year quarter was due to improved results at Direct-to-Consumer and Content Sales/Licensing and Other, partially offset by a decrease at Linear Networks.
Linear Networks
Linear Networks revenues and operating income are as follows:

	Quarter Ended		Change
($ in millions)	September 28, 2024	September 30, 2023
Revenue
Domestic	$1,997	$2,099	(5) %
International	464	529	(12) %
	$2,461	$2,628	(6) %
Operating income
Domestic	$347	$529	(34) %
International	52	114	(54) %
Equity in the income of investees	99	162	(39) %
	$498	$805	(38) %
Domestic
Domestic operating income in the current quarter decreased compared to the prior-year quarter due to:
•Higher marketing costs primarily resulting from more season premieres in the current quarter reflecting the impact of guild strikes in the prior-year quarter

•Lower affiliate revenue primarily attributable to fewer subscribers including the impact of the non-renewal of carriage of certain networks by an affiliate, partially offset by higher effective rates
•A decline in advertising revenue resulting from a decrease in impressions reflecting lower average viewership, partially offset by higher rates
•Programming and production costs were comparable to the prior-year quarter as higher average cost programming at ABC Network, in part due to the impact of guild strikes in the prior-year quarter, was largely offset by lower average cost programming at our cable channels
International
The decrease in International operating income was attributable to:
•Lower affiliate revenue primarily due to a decline in effective rates and fewer subscribers
•Higher marketing costs
Equity in the Income of Investees
Income from equity investees decreased due to lower income from A+E Television Networks (A+E) attributable to decreases in affiliate and advertising revenue.
Direct-to-Consumer
Direct-to-Consumer revenues and operating income (loss) are as follows:

	Quarter Ended		Change
($ in millions)	September 28, 2024	September 30, 2023
Revenue	$5,783	$5,036	15%
Operating income (loss)	$253	$(420)	nm
The improvement in operating results in the current quarter compared to the prior-year quarter was due to:
•Subscription revenue growth attributable to higher effective rates due to increases in retail pricing and subscriber growth, partially offset by an unfavorable foreign exchange impact
•An increase in advertising revenue due to higher impressions, partially offset by lower rates
•Lower marketing costs at Disney+
•Higher technology and distribution costs
•An increase in programming and production costs reflecting:
◦Higher subscriber-based fees for programming the Hulu Live TV service attributable to rate increases
◦Lower costs for non-sports content attributable to a decrease at Disney+, partially offset by an increase at Hulu

Key Metrics - Fourth Quarter of Fiscal 2024 Comparison to Third Quarter of Fiscal 2024
In addition to revenue, costs and operating income, management uses the following key metrics(1) to analyze trends and evaluate the overall performance of our Disney+ and Hulu direct-to-consumer (DTC) product offerings, and we believe these metrics are useful to investors in analyzing the business. The following tables and related discussion are on a sequential quarter basis.
Paid subscribers at:

(in millions)	September 28, 2024	June 29, 2024	Change
Disney+
Domestic (U.S. and Canada)	56.0	54.8	2%
International (excluding Disney+ Hotstar)	66.7	63.5	5%
Disney+ Core(2)	122.7	118.3	4%

Disney+ Hotstar	35.9	35.5	1%

Hulu
SVOD Only	47.4	46.7	1%
Live TV + SVOD	4.6	4.4	5%
Total Hulu(2)	52.0	51.1	2%
Average Monthly Revenue Per Paid Subscriber for the quarter ended:

	September 28, 2024	June 29, 2024	Change
Disney+
Domestic (U.S. and Canada)	$7.70	$7.74	(1) %
International (excluding Disney+ Hotstar)	6.95	6.78	3%
Disney+ Core	7.30	7.22	1%

Disney+ Hotstar	0.78	1.05	(26) %

Hulu
SVOD Only	12.54	12.73	(1) %
Live TV + SVOD	95.82	96.11	— %
(1)See discussion on page 17—DTC Product Descriptions and Key Definitions
(2)Total may not equal the sum of the column due to rounding
Domestic Disney+ average monthly revenue per paid subscriber decreased from $7.74 to $7.70 due to a higher mix of subscribers to ad-supported and wholesale offerings, partially offset by higher advertising revenue.
International Disney+ (excluding Disney+ Hotstar) average monthly revenue per paid subscriber increased from $6.78 to $6.95 due to higher retail pricing, partially offset by a higher mix of subscribers to ad-supported and wholesale offerings and an unfavorable foreign exchange impact.
Disney+ Hotstar average monthly revenue per paid subscriber decreased from $1.05 to $0.78 due to lower advertising revenue.
Hulu SVOD Only average monthly revenue per paid subscriber decreased from $12.73 to $12.54 primarily due to a higher mix of subscribers to multi-product offerings and lower advertising revenue.

Content Sales/Licensing and Other
Content Sales/Licensing and Other revenues and operating income (loss) are as follows:

	Quarter Ended		Change
($ in millions)	September 28, 2024	September 30, 2023
Revenue	$2,585	$1,860	39%
Operating income (loss)	$316	$(149)	nm
The improvement in operating results was primarily due to higher theatrical distribution results reflecting the strong performance of Inside Out 2 and Deadpool & Wolverine in the current quarter. The prior-year quarter included Haunted Mansion.
Sports
Sports revenues and operating income (loss) are as follows:

	Quarter Ended		Change
($ in millions)	September 28, 2024	September 30, 2023
Revenue
ESPN
Domestic	$3,492	$3,455	1%
International	364	363	— %
	3,856	3,818	1%
Star India	58	92	(37) %
	$3,914	$3,910	— %
Operating income (loss)
ESPN
Domestic	$936	$987	(5) %
International	(40)	(34)	(18) %
	896	953	(6) %
Star India	20	12	67%
Equity in the income of investees	13	16	(19) %
	$929	$981	(5) %
Domestic ESPN
The decrease in domestic ESPN operating results in the current quarter compared to the prior-year quarter was due to:
•Higher programming and production costs attributable to an increase in college football rights costs and higher production costs, partially offset by lower NFL rights costs as a result of airing one fewer game in the current quarter
•Lower affiliate revenue due to fewer subscribers, partially offset by higher effective rates
•Advertising revenue growth reflecting increases in rates and sponsorship revenue, partially offset by lower average viewership
•Growth in subscription revenue due to higher effective rates attributable to an increase in retail pricing

Key Metrics - Fourth Quarter of Fiscal 2024 Comparison to Third Quarter of Fiscal 2024
In addition to revenue, costs and operating income, management uses the following key metrics(1) to analyze trends and evaluate the overall performance of our ESPN+ DTC product offering, and we believe these metrics are useful to investors in analyzing the business. The following table and related discussion are on a sequential quarter basis.

	September 28, 2024	June 29, 2024	Change
Paid subscribers at: (in millions)	25.6	24.9	3%
Average Monthly Revenue Per Paid Subscriber for the quarter ended:	$5.94	$6.23	(5) %
(1)See discussion on page 17—DTC Product Descriptions and Key Definitions
The decrease in ESPN+ average monthly revenue per paid subscriber was due to lower advertising revenue and a higher mix of subscribers to wholesale and multi-product offerings.
Experiences
Experiences revenues and operating income are as follows:

	Quarter Ended		Change
($ in millions)	September 28, 2024	September 30, 2023
Revenue
Parks & Experiences
Domestic	$5,521	$5,384	3%
International	1,583	1,665	(5) %
Consumer Products	1,136	1,111	2%
	$8,240	$8,160	1%
Operating income
Parks & Experiences
Domestic	$847	$808	5%
International	299	441	(32) %
Consumer Products	513	510	1%
	$1,659	$1,759	(6) %
Domestic Parks and Experiences
The increase in operating income at our domestic parks and experiences reflected:
•Guest spending growth attributable to increases in per capita guest spending at our theme parks and cruise line
•Lower sales of Disney Vacation Club units
•Higher costs primarily due to inflation, new guest offerings, increased technology spending and higher operations support costs, partially offset by the comparison to depreciation in the prior-year quarter related to the closure of Star Wars: Galactic Starcruiser
International Parks and Experiences
International parks and experiences’ operating results decreased compared to the prior-year quarter due to:
•Lower volumes attributable to declines in attendance
•An increase in costs primarily due to new guest offerings and higher depreciation

•A decrease in guest spending due to lower theme park per capita guest spending, partially offset by an increase in per room spending at our resorts
OTHER FINANCIAL INFORMATION
DTC Streaming Businesses
Revenue and operating income (loss) for our combined DTC streaming businesses, which consist of the Direct-to-Consumer line of business at the Entertainment segment and ESPN+ at the Sports segment, are as follows:

	Quarter Ended		Change	Year Ended
($ in millions)	Sept. 28, 2024	Sept. 30, 2023		Sept. 28, 2024	Sept. 30, 2023	Change
Revenue	$6,296	$5,553	13%	$24,938	$21,926	14%
Operating income (loss) (1)	$321	$(387)	nm	$134	$(2,612)	nm
(1)DTC streaming businesses operating income (loss) is not a financial measure defined by GAAP. The most comparable GAAP measures are segment operating income for the Entertainment segment and Sports segment. See the discussion on page 22 for how we define and calculate this measure and a reconciliation of it to the most directly comparable GAAP measures.
Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses increased $115 million for the quarter, from $293 million to $408 million, driven by increased professional fees and compensation costs.
Restructuring and Impairment Charges
Restructuring and impairment charges were as follows:

	Quarter Ended
($ in millions)	September 28, 2024	September 30, 2023
Impairments:
Goodwill(1)	$584	$721
Retail assets	328	—
Star India	210	—
Content(2)	187	137
Equity investments	165	141
Severance	69	22
	$1,543	$1,021
(1)In the current quarter, goodwill impairment related to our general entertainment linear networks. In the prior-year quarter, goodwill impairments related to our general entertainment and international sports linear networks.
(2)In the current and prior-year quarters, content impairments related to strategic changes in our approach to content curation.

Interest Expense, net
Interest expense, net was as follows:

	Quarter Ended
($ in millions)	September 28, 2024	September 30, 2023	Change
Interest expense	$(532)	$(501)	(6) %
Interest income, investment income and other	171	219	(22) %
Interest expense, net	$(361)	$(282)	(28) %
The increase in interest expense was primarily due to lower capitalized interest.
The decrease in interest income, investment income and other reflected the impact of lower cash and cash equivalent balances, partially offset by lower investment losses and a favorable comparison of pension and postretirement benefit costs, other than service cost.
Equity in the Income of Investees
Equity in the income of investees was as follows:

	Quarter Ended
($ in millions)	September 28, 2024	September 30, 2023	Change
Amounts included in segment results:
Entertainment	$97	$158	(39) %
Sports	13	16	(19) %
A+E gain(1)	—	56	(100) %
Amortization of TFCF Corporation (TFCF) intangible assets related to an equity investee	(3)	(3)	— %
Equity in the income of investees	$107	$227	(53) %
(1)Restructuring and impairment charges included the impact of a content license agreement termination with A+E, which generated a gain at A+E. The Company’s 50% interest in this gain was $56 million (A+E gain) in the prior-year quarter.
Income from equity investees decreased $120 million, to $107 million from $227 million, due to lower income from A+E.
Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	September 28, 2024	September 30, 2023
Income before income taxes	$948	$1,007
Income tax expense	384	313
Effective income tax rate	40.5%	31.1%
The increase in effective income tax rate was due to the impact from adjustments related to prior years and an unfavorable impact from higher non-tax deductible impairments in the current quarter compared to the prior-year quarter. Adjustments related to prior years were favorable in the prior-year quarter and unfavorable in the current quarter.

Noncontrolling Interests
Net income attributable to noncontrolling interests was as follows:

	Quarter Ended
($ in millions)	September 28, 2024	September 30, 2023	Change
Net income attributable to noncontrolling interests	$(104)	$(430)	76%
The decrease in net income attributable to noncontrolling interests was due to the comparison to the accretion of NBC Universal’s interest in Hulu in the prior-year quarter as we had accreted to the full guaranteed redemption value by December 2023. The decrease was also due to lower results at Shanghai Disney Resort and National Geographic.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes, as applicable.
FULL YEAR CASH FLOW
Cash from Operations
Cash provided by operations and free cash flow were as follows:

	Year Ended
($ in millions)	September 28, 2024	September 30, 2023	Change
Cash provided by operations	$13,971	$9,866	$4,105
Investments in parks, resorts and other property	(5,412)	(4,969)	(443)
Free cash flow(1)	$8,559	$4,897	$3,662
(1)Free cash flow is not a financial measure defined by GAAP. The most comparable GAAP measure is cash provided by operations. See the discussion on pages 18 through 22.
Cash provided by operations increased $4.1 billion to $14.0 billion in the current year from $9.9 billion in the prior year driven by:
•Lower film and television production spending and the timing of payments for sports rights
•Collateral receipts related to our hedging program in the current year compared to collateral payments in the prior year
•Higher operating income at Entertainment
•A payment in the prior year related to the termination of content licenses in fiscal 2022
•Higher cash tax payments in fiscal 2024 compared to fiscal 2023. Fiscal 2023 U.S. federal and California state tax payments were deferred and paid in fiscal 2024 pursuant to relief provided by the Internal Revenue Service and California State Board of Equalization as a result of 2023 winter storms in California. In addition, a portion of fiscal 2024 U.S. federal and Florida state taxes was paid in fiscal 2024 and the remainder has been deferred to fiscal 2025 pursuant to relief provided by the Internal Revenue Service and Florida Department of Revenue as a result of 2024 hurricanes in Florida.

Capital Expenditures
Investments in parks, resorts and other property were as follows:

	Year Ended
($ in millions)	September 28, 2024	September 30, 2023
Entertainment	$977	$1,032
Sports	10	15
Experiences
Domestic	2,710	2,203
International	949	822
Total Experiences	3,659	3,025
Corporate	766	897
Total investments in parks, resorts and other property	$5,412	$4,969
Capital expenditures increased to $5.4 billion from $5.0 billion due to higher spend on cruise ship fleet expansion and new attractions at the Experiences segment, partially offset by lower spend on Corporate facilities.
Depreciation Expense
Depreciation expense was as follows:

	Year Ended
($ in millions)	September 28, 2024	September 30, 2023
Entertainment	$681	$669
Sports	39	73
Experiences
Domestic	1,744	2,011
International	726	669
Total Experiences	2,470	2,680
Corporate	244	204
Total depreciation expense	$3,434	$3,626

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; $ in millions, except per share data)

	Quarter Ended		Year Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Revenues	$22,574	$21,241	$91,361	$88,898
Costs and expenses	(19,829)	(19,158)	(79,447)	(79,906)
Restructuring and impairment charges	(1,543)	(1,021)	(3,595)	(3,892)
Other income (expense), net	—	—	(65)	96
Interest expense, net	(361)	(282)	(1,260)	(1,209)
Equity in the income of investees	107	227	575	782
Income before income taxes	948	1,007	7,569	4,769
Income taxes	(384)	(313)	(1,796)	(1,379)
Net income	564	694	5,773	3,390
Net income attributable to noncontrolling interests	(104)	(430)	(801)	(1,036)
Net income attributable to The Walt Disney Company (Disney)	$460	$264	$4,972	$2,354

Earnings per share attributable to Disney:
Diluted	$0.25	$0.14	$2.72	$1.29
Basic	$0.25	$0.14	$2.72	$1.29

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,819	1,833	1,831	1,830
Basic	1,814	1,831	1,825	1,828

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; $ in millions, except per share data)

	September 28, 2024	September 30, 2023
ASSETS
Current assets
Cash and cash equivalents	$6,002	$14,182
Receivables, net	12,729	12,330
Inventories	2,022	1,963
Content advances	2,097	3,002
Other current assets	2,391	1,286
Total current assets	25,241	32,763
Produced and licensed content costs	32,312	33,591
Investments	4,459	3,080
Parks, resorts and other property
Attractions, buildings and equipment	76,674	70,090
Accumulated depreciation	(45,506)	(42,610)
	31,168	27,480
Projects in progress	4,728	6,285
Land	1,145	1,176
	37,041	34,941
Intangible assets, net	10,739	13,061
Goodwill	73,326	77,067
Other assets	13,101	11,076
Total assets	$196,219	$205,579
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$21,070	$20,671
Current portion of borrowings	6,845	4,330
Deferred revenue and other	6,684	6,138
Total current liabilities	34,599	31,139
Borrowings	38,970	42,101
Deferred income taxes	6,277	7,258
Other long-term liabilities	10,851	12,069
Commitments and contingencies
Redeemable noncontrolling interests	—	9,055
Equity
Preferred stock	—	—
Common stock, $0.01 par value, Authorized – 4.6 billion shares, Issued – 1.9 billion shares at September 28, 2024 and 1.8 billion shares at September 30, 2023	58,592	57,383
Retained earnings	49,722	46,093
Accumulated other comprehensive loss	(3,699)	(3,292)
Treasury stock, at cost, 47 million shares at September 28, 2024 and 19 million shares at September 30, 2023	(3,919)	(907)
Total Disney Shareholders’ equity	100,696	99,277
Noncontrolling interests	4,826	4,680
Total equity	105,522	103,957
Total liabilities and equity	$196,219	$205,579

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; $ in millions)

	Year Ended
	September 28, 2024	September 30, 2023
OPERATING ACTIVITIES
Net income	$5,773	$3,390
Depreciation and amortization	4,990	5,369
Impairments of goodwill, produced and licensed content and other assets	3,511	3,128
Net (gain)/loss on investments	5	(166)
Deferred income taxes	(821)	(1,346)
Equity in the income of investees	(575)	(782)
Cash distributions received from equity investees	437	720
Net change in produced and licensed content costs and advances	1,046	(1,908)
Equity-based compensation	1,366	1,143
Pension and postretirement medical cost amortization	(96)	4
Other, net	(52)	137
Changes in operating assets and liabilities
Receivables	(565)	358
Inventories	(42)	(183)
Other assets	265	(201)
Accounts payable and other liabilities	156	(1,142)
Income taxes	(1,427)	1,345
Cash provided by operations	13,971	9,866

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(5,412)	(4,969)
Proceeds from sales of investments	105	458
Purchase of investments	(1,506)	—
Other, net	(68)	(130)
Cash used in investing activities	(6,881)	(4,641)

FINANCING ACTIVITIES
Commercial paper borrowings (payments), net	1,532	(191)
Borrowings	132	83
Reduction of borrowings	(3,064)	(1,675)
Dividends	(1,366)	—
Repurchases of common stock	(2,992)	—
Contributions from noncontrolling interests	9	735
Acquisition of redeemable noncontrolling interests	(8,610)	(900)
Other, net	(929)	(776)
Cash used in financing activities	(15,288)	(2,724)

Impact of exchange rates on cash, cash equivalents and restricted cash	65	73

Change in cash, cash equivalents and restricted cash	(8,133)	2,574
Cash, cash equivalents and restricted cash, beginning of year	14,235	11,661
Cash, cash equivalents and restricted cash, end of year	$6,102	$14,235

DTC PRODUCT DESCRIPTIONS AND KEY DEFINITIONS
Product offerings
In the U.S., Disney+, ESPN+ and Hulu SVOD Only are each offered as a standalone service or as part of various multi-product offerings. Hulu Live TV + SVOD includes Disney+ and ESPN+. Disney+ is available in more than 150 countries and territories outside the U.S. and Canada. In India and certain other Southeast Asian countries, the service is branded Disney+ Hotstar. In certain Latin American countries prior to July 2024, we offered Disney+ as well as Star+, a general entertainment SVOD service, which was available on a standalone basis or together with Disney+ (Combo+). At the end of June 2024, we merged these services into a single Disney+ product offering. Depending on the market, our services can be purchased on our websites or through third-party platforms/apps or are available via wholesale arrangements.
Paid subscribers
Paid subscribers reflect subscribers for which we recognized subscription revenue. Certain product offerings provide the option for an extra member to be added to an account (extra member add-on). These extra members are not counted as paid subscribers. Subscribers cease to be a paid subscriber as of their effective cancellation date or as a result of a failed payment method. Subscribers to multi-product offerings in the U.S. are counted as a paid subscriber for each of the Company's services included in the multi-product offering and subscribers to Hulu Live TV + SVOD are counted as one paid subscriber for each of the Hulu Live TV + SVOD, Disney+ and ESPN+ services. In Latin America prior to July 2024, if a subscriber had either the standalone Disney+ or Star+ service or subscribed to Combo+, the subscriber was counted as one Disney+ paid subscriber. Subscribers include those who receive an entitlement to a service through wholesale arrangements, including those for which the service is available to each subscriber of an existing content distribution tier. When we aggregate the total number of paid subscribers across our DTC streaming services, we refer to them as paid subscriptions.
International Disney+ (excluding Disney+ Hotstar)
International Disney+ (excluding Disney+ Hotstar) includes the Disney+ service outside the U.S. and Canada.
Average Monthly Revenue Per Paid Subscriber
Hulu and ESPN+ average monthly revenue per paid subscriber is calculated based on the average of the monthly average paid subscribers for each month in the period. The monthly average paid subscribers is calculated as the sum of the beginning of the month and end of the month paid subscriber count, divided by two. Disney+ average monthly revenue per paid subscriber is calculated using a daily average of paid subscribers for the period. Revenue includes subscription fees, advertising (excluding revenue earned from selling advertising spots to other Company businesses), premium and feature add-on revenue and extra member add-on revenue but excludes Pay-Per-View revenue. Advertising revenue generated by content on one DTC streaming service that is accessed through another DTC streaming service by subscribers to both streaming services is allocated between both streaming services. The average revenue per paid subscriber is net of discounts on offerings that carry more than one service. Revenue is allocated to each service based on the relative retail or wholesale price of each service on a standalone basis. Hulu Live TV + SVOD revenue is allocated to the SVOD services based on the wholesale price of the Hulu SVOD Only, Disney+ and ESPN+ multi-product offering. In general, wholesale arrangements have a lower average monthly revenue per paid subscriber than subscribers that we acquire directly or through third-party platforms.

NON-GAAP FINANCIAL MEASURES
This earnings release presents diluted EPS excluding certain items (also referred to as adjusted EPS), total segment operating income, free cash flow and DTC streaming businesses operating income (loss). This earnings release also presents forward-looking operating margin for Entertainment SVOD DTC businesses (excluding our Hulu Live DMVPD service), which is calculated as operating income divided by revenue. Diluted EPS excluding certain items, total segment operating income, free cash flow, DTC streaming businesses operating income (loss) and operating income for Entertainment SVOD DTC businesses (excluding our Hulu Live DMVPD service) are important financial measures for the Company but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the most comparable GAAP financial measures and are not presented as alternative measures of diluted EPS, income before income taxes, cash provided by operations, Entertainment and Sports segment operating income (loss) or Entertainment segment operating income as determined in accordance with GAAP. Diluted EPS excluding certain items, total segment operating income, free cash flow, DTC streaming businesses operating income (loss) and operating income (and related margin) for Entertainment SVOD DTC businesses (excluding our Hulu Live DMVPD service) as we have calculated them may not be comparable to similarly titled measures reported by other companies.
Our definitions and calculations of diluted EPS excluding certain items, total segment operating income, free cash flow and DTC streaming businesses operating income (loss), as well as quantitative reconciliations of each of these measures to the most directly comparable GAAP financial measure, are provided below. In addition, our definition of operating income (and related margin) for Entertainment SVOD DTC businesses (excluding our Hulu Live DMVPD service) is provided below.
The Company is not providing the forward-looking measure for diluted EPS or Entertainment segment operating income (and related margin), which are the most directly comparable GAAP measures to diluted EPS excluding certain items and operating income (and related margin) for Entertainment SVOD DTC businesses (excluding our Hulu Live DMVPD service), respectively, or quantitative reconciliations of forward-looking diluted EPS excluding certain items and operating income (and related margin) for our Entertainment SVOD DTC businesses (excluding our Hulu Live DMVPD service) to those most directly comparable GAAP measures. The Company is unable to predict or estimate with reasonable certainty the ultimate outcome of certain significant items required for such GAAP measures without unreasonable effort. Information about other adjusting items that is currently not available to the Company could have a potentially unpredictable and significant impact on future GAAP financial results.
Diluted EPS excluding certain items
The Company uses diluted EPS excluding (1) certain items affecting comparability of results from period to period and (2) amortization of TFCF and Hulu intangible assets, including purchase accounting step-up adjustments for released content, to facilitate the evaluation of the performance of the Company’s operations exclusive of these items, and these adjustments reflect how senior management is evaluating segment performance.
The Company believes that providing diluted EPS exclusive of certain items impacting comparability is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings and because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately.

The Company further believes that providing diluted EPS exclusive of amortization of TFCF and Hulu intangible assets associated with the acquisition in 2019 is useful to investors because the TFCF and Hulu acquisition was considerably larger than the Company’s historic acquisitions with a significantly greater acquisition accounting impact.
The following table reconciles reported diluted EPS to diluted EPS excluding certain items for the fourth quarter:

($ in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior-year period
Quarter Ended September 28, 2024
As reported	$948	$(384)	$564	$0.25	79%
Exclude:
Restructuring and impairment charges(4)	1,543	(172)	1,371	0.73
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	395	(92)	303	0.16
Excluding certain items	$2,886	$(648)	$2,238	$1.14	39%

Quarter Ended September 30, 2023
As reported	$1,007	$(313)	$694	$0.14
Exclude:
Restructuring and impairment charges(4)	965	(57)	908	0.50
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	429	(100)	329	0.18
Excluding certain items	$2,401	$(470)	$1,931	$0.82
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)Charges for the current quarter included impairments of goodwill ($584 million), assets at our retail business ($328 million), Star India ($210 million), content ($187 million) and equity investments ($165 million), and severance costs ($69 million). Charges for the prior-year quarter included impairments of goodwill ($721 million), an equity investment ($141 million) and licensed content ($137 million) and severance costs ($22 million), net of the A+E gain ($56 million).
(5)For the current quarter, intangible asset amortization was $326 million, step-up amortization was $66 million and amortization of intangible assets related to a TFCF equity investee was $3 million. For the prior-year quarter, intangible asset amortization was $361 million, step-up amortization was $65 million and amortization of intangible assets related to a TFCF equity investee was $3 million.

The following table reconciles reported diluted EPS to diluted EPS excluding certain items for the year:

($ in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior year
Year Ended September 28, 2024:
As reported	$7,569	$(1,796)	$5,773	$2.72	>100%
Exclude:
Restructuring and impairment charges(4)	3,595	(293)	3,302	1.78
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	1,677	(391)	1,286	0.68
Other expense(6)	65	(11)	54	0.03
Income Tax Reserve Adjustments	—	(418)	(418)	(0.23)
Excluding certain items	$12,906	$(2,909)	$9,997	$4.97	32%

Year Ended September 30, 2023:
As reported	$4,769	$(1,379)	$3,390	$1.29
Exclude:
Restructuring and impairment charges(4)	3,836	(717)	3,119	1.69
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	1,998	(465)	1,533	0.82
Other income, net(6)	(96)	13	(83)	(0.05)
Excluding certain items	$10,507	$(2,548)	$7,959	$3.76
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)Charges for the current year included impairments of Star India ($1,545 million), goodwill ($1,287 million), assets at our retail business ($328 million), content ($187 million) and equity investments ($165 million), and severance costs ($83 million). Charges for the prior year included content impairments ($2,577 million), severance costs ($357 million), impairments of goodwill ($721 million) and an equity investment ($141 million), and costs related to exiting our businesses in Russia ($69 million), net of the A+E gain ($56 million).
(5)For the current year, intangible asset amortization was $1,394 million, step-up amortization was $271 million and amortization of intangible assets related to a TFCF equity investee was $12 million. For the prior year, intangible asset amortization was $1,547 million, step-up amortization was $439 million and amortization of intangible assets related to a TFCF equity investee was $12 million.
(6)For the current year, other expense was due to a charge related to a legal ruling ($65 million). For the prior year, other income, net was due to a gain on our investment in DraftKings ($169 million), partially offset by a charge related to a legal ruling ($101 million).

Total segment operating income
The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income (the sum of segment operating income from all of the Company’s segments) as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about total segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and other factors that affect reported results.
The following table reconciles income before income taxes to total segment operating income:

	Quarter Ended			Year Ended
($ in millions)	Sept. 28, 2024	Sept. 30, 2023	Change	Sept. 28, 2024	Sept. 30, 2023	Change
Income before income taxes	$948	$1,007	(6) %	$7,569	$4,769	59%
Add (subtract):
Corporate and unallocated shared expenses	408	293	(39) %	1,435	1,147	(25) %
Restructuring and impairment charges	1,543	965	(60) %	3,595	3,836	6%
Other (income) expense, net	—	—	— %	65	(96)	nm
Interest expense, net	361	282	(28) %	1,260	1,209	(4) %
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs	395	429	8%	1,677	1,998	16%
Total segment operating income	$3,655	$2,976	23%	$15,601	$12,863	21%
Free cash flow
The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.
The following table presents a summary of the Company’s consolidated cash flows:

	Quarter Ended		Year Ended
($ in millions)	Sept. 28, 2024	Sept. 30, 2023	Sept. 28, 2024	Sept. 30, 2023
Cash provided by operations	$5,518	$4,802	$13,971	$9,866
Cash used in investing activities	(1,978)	(1,382)	(6,881)	(4,641)
Cash used in financing activities	(3,566)	(597)	(15,288)	(2,724)
Impact of exchange rates on cash, cash equivalents and restricted cash	79	(101)	65	73
Change in cash, cash equivalents and restricted cash	53	2,722	(8,133)	2,574
Cash, cash equivalents and restricted cash, beginning of period	6,049	11,513	14,235	11,661
Cash, cash equivalents and restricted cash, end of period	$6,102	$14,235	$6,102	$14,235

The following table reconciles the Company’s consolidated cash provided by operations to free cash flow:

	Quarter Ended			Year Ended
($ in millions)	Sept. 28, 2024	Sept. 30, 2023	Change	Sept. 28, 2024	Sept. 30, 2023	Change
Cash provided by operations	$5,518	$4,802	$716	$13,971	$9,866	$4,105
Investments in parks, resorts and other property	(1,489)	(1,374)	(115)	(5,412)	(4,969)	(443)
Free cash flow	$4,029	$3,428	$601	$8,559	$4,897	$3,662
DTC Streaming Businesses
The Company uses combined DTC streaming businesses operating income (loss) because it believes that this measure allows investors to evaluate the performance of its portfolio of streaming businesses and track progress against the Company’s goal of reaching profitability at its combined streaming businesses.
The following tables reconcile Entertainment and Sports segment operating income (loss) to the DTC streaming businesses operating income (loss):

	Quarter Ended
	September 28, 2024			September 30, 2023
($ in millions)	Entertainment	Sports	DTC Streaming Businesses	Entertainment	Sports	DTC Streaming Businesses
Linear Networks	$498	$861		$805	$948
DTC streaming businesses (Direct-to-Consumer and ESPN+ businesses)	253	68	$321	(420)	33	$(387)
Content Sales/Licensing and Other	316	—		(149)	—
Segment operating income	$1,067	$929		$236	$981

	Year Ended
	September 28, 2024			September 30, 2023
	Entertainment	Sports	DTC Streaming Businesses	Entertainment	Sports	DTC Streaming Businesses
Linear Networks	$3,452	$2,415		$4,119	$2,581
DTC streaming businesses (Direct-to-Consumer and ESPN+ businesses)	143	(9)	$134	(2,496)	(116)	$(2,612)
Content Sales/Licensing and Other	328	—		(179)	—
Segment operating income	$3,923	$2,406		$1,444	$2,465
Operating Income for Entertainment SVOD DTC businesses (excluding our Hulu Live DMVPD service)
Operating income for Entertainment SVOD DTC businesses (excluding our Hulu Live DMVPD service) consists of operating income for the Direct-to-Consumer line of business at the Entertainment segment less our Hulu Live DMVPD service.
The Company uses operating income (and related margin) for Entertainment SVOD DTC businesses (excluding our Hulu Live DMVPD service) as a measure of the performance of our Entertainment SVOD direct-to-consumer services separate from our Hulu Live DMVPD service, which we believe assists investors by allowing them to evaluate the performance of these SVOD direct-to-consumer services.

FORWARD-LOOKING STATEMENTS
Certain statements and information in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations, beliefs, plans, financial prospects, trends or outlook and guidance; financial or performance estimates and expectations (including estimated or expected revenues, earnings, operating income, cash position and margins) and expected drivers; direct-to-consumer prospects, including expectations for subscriber growth; timing, availability or nature of our offerings; future capital expenditures and investments, including opportunities for growth and expansion; future capital allocation, including dividends and share repurchases; value of our intellectual property, content offerings, businesses and assets; business and other plans; strategic priorities and initiatives; consumer sentiment, behavior or demand and other statements that are not historical in nature. Any information that is not historical in nature included in this earnings release is subject to change. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments, asset acquisitions or dispositions, new or expanded business lines or cessation of certain operations), our execution of our business plans (including the content we create and IP we invest in, our pricing decisions, our cost structure and our management and other personnel decisions), our ability to quickly execute on cost rationalization while preserving revenue, the discovery of additional information or other business decisions, as well as from developments beyond the Company’s control, including:
•the occurrence of subsequent events;
•deterioration in domestic and global economic conditions or failure of conditions to improve as anticipated;
•deterioration in or pressures from competitive conditions, including competition to create or acquire content, competition for talent and competition for advertising revenue;
•consumer preferences and acceptance of our content, offerings, pricing model and price increases, and corresponding subscriber additions and churn, and the market for advertising sales on our DTC streaming services and linear networks;
•health concerns and their impact on our businesses and productions;
•international, political or military developments;
•regulatory and legal developments;
•technological developments;
•labor markets and activities, including work stoppages;
•adverse weather conditions or natural disasters; and
•availability of content.
Such developments may further affect entertainment, travel and leisure businesses generally and may, among other things, affect (or further affect, as applicable):
•our operations, business plans or profitability, including direct-to-consumer profitability;
•demand for our products and services;
•the performance of the Company’s content;
•our ability to create or obtain desirable content at or under the value we assign the content;
•the advertising market for programming;
•taxation; and
•performance of some or all Company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s most recent Annual Report on Form 10-K, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” quarterly reports on Form 10-Q, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and subsequent filings with the Securities and Exchange Commission.
The terms “Company,” “we,” and “our” are used in this report to refer collectively to the parent company and the subsidiaries through which our various businesses are actually conducted.

PREPARED EARNINGS REMARKS AND CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will post prepared management remarks (Executive Commentary) at www.disney.com/investors and will host a conference call today, November 14, 2024, at 8:30 AM EST/5:30 AM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The corresponding earnings presentation and webcast replay will also be available on the site.

CONTACTS:

David Jefferson
Corporate Communications
818-560-4832

Carlos Gomez
Investor Relations
818-560-1933